Mail Stop 4561

      October 6, 2005



Mr. James W. Kleifges
Vice President and Chief Financial Officer
Inland Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL  60523

Re:	Inland Retail Real Estate Trust, Inc.
Form 10-K for the fiscal year ended December 31, 2004
      Filed March 15, 2005
      File No. 0-30413

Dear Mr. Kleifges:

We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



      Steven Jacobs
      Branch Chief




??

??

??

??

Mr. James W. Kleifges
Inland Retail Real Estate Trust, Inc.
September 20, 2005
Page 4